Exhibit 10.8

Certain information contained in this document, marked by ***, is filed with the SEC pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

1663

Commercialization Agreement
Between
Biota Scientific Management Pty. Ltd.
and
Biota Holdings Limited
and
Daiichi Sankyo Company, Ltd.

THIS AGREEMENT, effective as of March 27th, 2009 between **Biota Scientific Management Pty. Ltd. ("BSM")** and **Biota Holdings Limited ("BHL")** (BSM and BHL being jointly referred to as **"Biota"**), both being corporations organized and existing under the laws of Victoria, Australia, with offices at 10/585 Blackburn Road, Notting Hill, 3168, Victoria, Australia, and on the one hand; and **Daiichi Sankyo Company, Ltd. ("Daiichi Sankyo")**, a joint stock company organized and existing under the laws of Japan, with offices at 3-5-1, Nihonbashi-honcho, Chuo-ku, Tokyo, Japan sets forth the agreement between Biota and Daiichi Sankyo as follows:

Recitals

1. Biota and Daiichi Sankyo both have expertise, know-how and patents in the field of long-acting neuraminidase inhibitors, and have synthesized and optimized several LANI Compounds (defined in the CLA) which may be suitable for clinical development and commercialization worldwide as pharmaceutical products for human consumption.

2. Biota and Daiichi Sankyo have executed a Collaboration and License Agreement, as amended and restated on March 27th, 2009 ("CLA"), under which Biota and Daiichi Sankyo have agreed to pool their respective LANI Compound patents and technology and to collaborate and work together to license the LANI Compounds to one or more third parties for development and marketing.

3. Daiichi Sankyo wishes to develop and commercialize in Japan CS-8958 (defined below) for the treatment and prevention of influenza or other viral infections.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, all of the Parties hereto agree as follows:

Definitions and Interpretation

1. Unless clearly set forth herein otherwise, any capitalized terms set forth in this Agreement shall have the same meanings as those set forth in the CLA, provided where those definitions in the CLA refers "LANI Compound", it shall read "CS-8958" as appropriate.

2. "Agreement" means this document between Daiichi Sankyo and Biota together with any exhibits, schedules or specifications which are attached hereto and made a part of this document at the time of its execution, together with any amendments hereto which are signed by authorized representatives of the Parties and incorporated as a part of this document.

3. "Biota" means BSM and BHL.

4. "Commercialize or Commercialization" means to promote, sell, distribute, and otherwise market or promote a Product or Products, and to engage in Product Manufacturing for purposes of sale to a consumer.

5. "Commercially Reasonable Efforts" means with respect to a Party, the efforts and resources normally applied by such Party to its other programs, lead candidates and pharmaceutical products of similar commercial potential at a similar stage in its product life, but no less than a sustained, continued and active commitment of efforts and resources (financial and otherwise) consistent with those normally applied in the pharmaceutical industry for a novel, high-priority program and product of similar commercial potential at a similar stage in its product life. Without limiting the foregoing, Commercially Reasonable Efforts shall require the applicable Party to: (i) promptly assign responsibilities for activities for which it is responsible to specific employee(s) who are held accountable for the progress, monitoring and completion of such activities, (ii) set and consistently seek to achieve meaningful objectives for carrying out such activities, and (iii) consistently make and implement decisions and allocate the full complement of resources necessary or appropriate to advance progress with respect to and complete such objectives in an expeditious manner. In considering a pharmaceutical product's commercial potential, a Party shall not consider (A) any other pharmaceutical product such Party is then researching, developing or commercializing, alone or with one or more collaborators or (B) any payment required to be made by such Party hereunder.

6. "CS-8958" means the LANI Compound listed under the heading "Sankyo Compounds" in Appendix D to the CLA.

7. "Development Plan" means Daiichi Sankyo's plan in respect of Development activities and timelines which is included as Appendix A to this Agreement and which may be amended from time to time as reported to the REC.

8. "Effective Date" means the date shown in the first paragraph of this Agreement.

9. "First Commercial Date" means the date on which the Product is first shipped by Daiichi Sankyo to third parties for commercial sale in Japan.

10. "Generic Equivalent" means with respect to the Product, a product containing as its active pharmaceutical ingredient CS-8958 (or any organic or inorganic ester or salt of CS-8958).

11. "HIL" means Hovione International Limited.

12. "Hovione License Agreement" means the license relating to inhalation devices entered into by HIL, Daiichi Sankyo and BHL dated 25 January 2007.

13. "Manufacture" means with respect to each of API and Product, all the activities relating to production of API, CS-8958 and/or Products, including, but not limited to, purchasing and release of raw materials, manufacturing, milling, quality control and assurance of all production steps, finishing, filling, labeling, packaging, release, holding and storage and the tests and analyses conducted in connection therewith.

14. "Marketing Plan" means Daiichi Sankyo's plan in respect of Commercialization activities, which plan is to be developed in accordance with Section 5.1.

15. "Net Sales" means the gross amount invoiced by Daiichi Sankyo, its Affiliates and any third party collaboration as set forth in Section 1.2.1 below ("Collaborator") to third parties that are not Affiliates or Collaborator (unless such Affiliate or Collaborator is the end user of such Product, in which case the amount billed therefore shall be deemed to be the amount that would be billed to a third party in an arm's length transaction) for sales or other dispositions of Products to third parties, less the following items, as allocable to such Product (if not previously deducted from the amount invoiced): (i) trade discounts, credits or allowances commissions, rebates, chargebacks;

(ii) credits or allowances additionally granted upon returns, rejections or recalls (except where any such recall arises out of a Party's, its Affiliate's or Collaborator's gross negligence, wilful misconduct or fraud); (iii) freight, shipping and insurance charges; (iv) taxes, duties or other governmental tariffs (other than income taxes); and (v) government mandated rebates. For the avoidance of doubt, the Parties agree that Net Sales includes sales of the Product not sold under the Pricing and Reimbursement Approval, which includes but is not limited to sales to a governmental agency as inventory for a pandemic. Furthermore, Net Sales for a calendar quarter will be less any Product returned in that calendar quarter but sold in the preceding calendar quarter in Japan.

16. "Party" means BSM, BHL or Daiichi Sankyo. "Parties" mean BSM, BHL and Daiichi Sankyo.

17. "Pricing and Reimbursement Approval" means all approvals from any Pricing and Reimbursement Body necessary to enable sales of Products in Japan and, if applicable, for such sales to be the subject of valid claims for reimbursement.

18. "Pricing and Reimbursement Body" means any body with authority over granting approvals for the pricing and/or reimbursement of a Product in Japan.

19. "Review and Exchange Committee" or "REC" means the joint committee established by the Parties in accordance with this Agreement which will exchange information concerning, and in certain circumstances monitor, the Development and Commercialization of CS-8958 in accordance with Section 3.

20. "Term" means the period beginning on the Effective Date and ending on the later of (a) the expiration of the last-to-expire of Patents covering CS-8958 in Japan, and (b) twelve (12) years from the launch of such Product in Japan, unless sooner terminated pursuant to Section 8.2.

21. In this Agreement, the following rules apply unless the context requires otherwise:
   (a) The singular includes the plural, and the converse also applies.
   (b) A gender includes all genders.
   (c) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
   (d) A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal

entity.

(e) A reference to a Section or Appendix is a reference to a section of or an appendix of this Agreement.

(f) A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

(g) A reference to writing includes any method of representing or reproducing words, figures, drawings, or symbols in a visible or tangible form.

(h) A reference to a party to this Agreement or another agreement or document includes the party's successors, permitted substitutes and permitted assigns (and, where applicable, the party's legal personal representatives).

(i) A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(j) A reference to dollars and $ is to United States currency.

(k) A reference to a right or obligation of any two or more people comprising a single party confers that right, or imposes that obligation, as the case may be, on each of them severally and each two or more of them jointly. A reference to that party is a reference to each of those people separately (so that, for example, a representation or warranty by that party is given by each of them separately).

(l) Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(m) Nothing in this Agreement is to be interpreted against a party solely on the ground that the party put forward this Agreement or any part of it.

1. Commercialization in Japan

1.1. Exclusive Marketing. In accordance with Section 4.1.1 of CLA, Daiichi Sankyo hereby elects to have the exclusive right to market the Product in Japan. For the purposes of this Section 1, the term "exclusive" means to the exclusion of all other parties in Japan, including Biota. Daiichi Sankyo may undertake Clinical Development outside Japan for the sole purpose of obtaining a Marketing Approval in Japan, provided however, that except for Clinical Development ongoing as of the execution of this Agreement, Daiichi Sankyo shall obtain prior written confirmation from Biota that such Clinical Development does not conflict with the license agreement entered into with any Third Party Licensee.

1.2. Selection of Collaboration Partners.

1.2.1. The rights exercised by Daiichi Sankyo under Section 1.1 shall include the right to choose a third party collaborator for Development and/or Commercialization of the Product, in whole or in part; *provided, however, that*:

(i) Daiichi Sankyo shall continue to be strictly liable to Biota for the performance of Daiichi Sankyo's obligations under this Agreement, including, in particular Daiichi Sankyo's payment obligations under this Agreement; and

(ii) Daiichi Sankyo shall not grant a sublicense to any third party (other than a Licensee Affiliate) unless Biota is notified in advance of the proposed grant of sublicense and provided with an executive summary of the commercial terms of the proposed sublicense agreement.

1.2.2 If, in accordance with Section 1.2.1, Daiichi Sankyo grants a sub-license to a third party and the potential financial benefits that the sub-license provides Daiichi Sankyo are materially greater than the potential financial benefits that this License provides Biota, the Parties agree that they will negotiate in good faith amendments to the financial terms of this Agreement.

1.3. Daiichi Sankyo Diligence. Daiichi Sankyo shall use Commercially Reasonable Efforts to:

(i) implement the Development Plan and otherwise undertake all activities necessary for one or more Products to obtain Marketing Approval as soon as practicable;

(ii) implement the Marketing Plan and otherwise undertake all activities necessary to launch one or more Products in the Field in Japan as soon as practicable; and

(iii) market, promote and sell such Products in the Field in Japan with a view to maximizing Net Sales in accordance with the Marketing Plan.

Daiichi Sankyo shall twice a year (within a reasonable period prior to the twice yearly meetings of the REC envisaged by Section 3.3.1) provide Biota with comprehensive written (in English) Development and Commercialization progress updates and, when requested by Biota, provide other material information relating to the Daiichi Sankyo's progress in Development and Commercialization.

2. Consideration

2.1. Royalties. Notwithstanding Section 5.2 of CLA, Daiichi Sankyo shall pay in Australian dollars to Biota during the Term a royalty equivalent to the higher of:

(i) four percent (4%) of Net Sales; and

(ii) the lower of six percent (6%) of Net Sales or the royalty rate determined in

accordance with the following formula:

RPB = 50% x (GRR – HRR)

where:

RPB = Royalty payable to Biota by Daiichi Sankyo

GRR = Highest gross royalty rate paid by a Third Party Licensee to Biota and Daiichi Sankyo

HRR = Royalty rate payable to Hovione by that Third Party Licensee

For the avoidance of doubt, the royalty payable to Biota under this Section 2.1 is separate to any royalties or other amounts payable to HIL under any arrangements with HIL.

2.2. Donations. If, in any 12 month period from the First Commercial Date, or an anniversary thereof, Daiichi Sankyo and its collaborators (if any) make donations of Products which, by the number of units sold, represents in excess of 30% of the Products sold by Daiichi Sankyo in that period, then the number of units of Products equal to that excess will be deemed to have been sold by Daiichi Sankyo and its collaborators for the purposes of the definition of "Net Sales". The Parties agree to negotiate in good faith the deemed unit price of such sales for the purpose of the royalty calculation pursuant to Section 2.1.

2.3. Generic Competition. The royalty otherwise due under Section 2.1 shall be reduced in the event of generic competition in Japan in accordance with this provision. In the event that a Generic Equivalent has achieved more than twenty percent (20%) but less than fifty percent (50%) market share of the combined market share of Product and such Generic Equivalent (on a units sold basis) in Japan in any calendar quarter, the royalty rate for such calendar quarter shall be reduced to one-half (0.5) of the applicable royalty rate specified in Section 2.1 above for so long as such market share is within such thresholds. In the event that a Generic Equivalent has achieved equal to or more than fifty percent (50%) market share of the combined market share of Product and such Generic Equivalent (on a units sold basis) in Japan, the royalty rate shall be zero (0) of the applicable royalty rate specified in Section 2.1 above for so long as such market share exceeds such threshold. The measure of the market share will be made using data generated by IMS Health.

2.4. Sales Milestones. Daiichi Sankyo will make the following payments to Biota in US Dollars upon the occurrence of the listed event in Japan for each Product:

Event	Payment
1. The annual Net Sales of 10 billion Yen is first achieved.	[***]

2. The annual Net Sales of 20 billion Yen is first achieved.	[***]
3. The annual Net Sales of 30 billion Yen is first achieved.	[***]

3. Review and Exchange Committee

3.1. Establishment and Membership of the Review and Exchange Committee.

3.1.1. Upon execution of this Agreement, Biota and Daiichi Sankyo shall establish a Review and Exchange Committee (the "REC") to exchange information and discuss matters relevant to Development and Commercialization activities and progress, including the obtaining of Marketing Approvals and Pricing and Reimbursement Approvals.

3.1.2. The REC formed under this Agreement shall cooperate with the Licensing Committee formed under the CLA and any product development committee formed under other license agreements entered into by Biota and Daiichi Sankyo with other licensees relating to products containing LANI Compounds in order to ensure maximum coordination in the development and commercialization of such products on a worldwide basis.

3.1.3. The REC shall be comprised of two (2) representatives of Biota and two (2) representatives of Daiichi Sankyo. Each of Biota and Daiichi Sankyo shall make its designation of its representatives no later than thirty (30) days after the Effective Date. These representatives shall have appropriate technical credentials, experience and knowledge and each of Biota and Daiichi Sankyo may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other of such change. Additional third party representatives, consultants or other employees representing technical or non-technical functional areas of a Party may from time to time, by mutual consent of the Parties, which consent shall not be unreasonably withheld, be invited to attend REC meetings (on a non-voting basis), subject to such representative's or consultant's written agreement to comply with the confidentiality requirements of Section 9.

3.2. Role of the REC.

3.2.1. The REC shall be a forum for:

(i) Biota and Daiichi Sankyo to exchange information concerning the development of CS-8958 and the Products,

(ii) Daiichi Sankyo to report to Biota on its progress in carrying out the Development Plan and Marketing Plan, its timing expectations for achievement of the milestones set out in both plans, obtaining Marketing Approvals and Pricing and Reimbursement Approvals,

(iii) review and approval of the proposed Development Plan and Marketing Plan as prepared by Daiichi Sankyo,

(iv) review of any proposal to make material changes to the Development Plan or the Marketing Plan, including any changes to the target dates for achievement of milestones set out in such plans,

(v) discussion of issues raised by Regulatory Authorities or Pricing and Reimbursement Bodies, and

(vi) discussion of any activities or proposed activities of Daiichi Sankyo in Japan in respect of the development of CS-8958 or the Products that, in the view of Biota, may have a material negative impact on the development of LANI Compounds outside Japan.

3.2.2. The REC shall discuss regulatory strategy and the preparation, filing and prosecution of applications for Marketing Approvals and Pricing and Reimbursement Approvals and other regulatory issues. Following any significant meeting with Regulatory Authorities or Pricing and Reimbursement Bodies, Daiichi Sankyo shall promptly provide Biota's representatives on the REC with a written update of the outcomes of the meeting.

3.3. Meetings of the REC.

3.3.1. Meetings. Unless otherwise determined by the REC, the REC shall meet at least twice per year at locations mutually agreed, including teleconferences or video conferences. Costs for representatives of the Parties to attend REC meetings will be for each Party's account.

3.3.2. Decisions.

3.3.2.1. Each of Biota and Daiichi Sankyo shall have collectively one (1) vote in all decisions within the purview of the REC (as specified in Section 3.2.1) and the Parties shall endeavour to make decisions by consensus.

3.3.2.2. If Biota and Daiichi Sankyo are unable to reach a consensus in respect of the content of the Development Plan or the Marketing Plan provided to the REC for review and approval under Section 3.2.1(iii) and (iv), Daiichi Sankyo will have the casting vote in addition to the vote to which it is already entitled. For the avoidance of doubt, in all circumstances, Daiichi Sankyo shall continue to comply with Section 1.3.

3.4. REC Reporting and Information Sharing.

3.4.1. Following each twice yearly meeting of the REC, a representative of the REC jointly appointed by its members shall prepare and deliver to all Parties a written report recording the issues, decisions, conclusions, recommendations and other actions taken by the REC, as well as

the general status of the Development Plan and the Marketing Plan at that time. Any exceptions or dissents from the report may be noted in writing by the dissenting Party.

3.4.2. The Parties shall nominate one person in each of their organizations to act as primary recipient for said written reports.

3.4.3. The Parties agree to share with the REC all clinical, regulatory, pricing and reimbursement data available to them from their Development, Clinical Development and Commercialization activities that could assist the REC in carrying out its responsibilities.

4. Development

4.1. Development Plan. By no later than March 31st of each year, Daiichi Sankyo must submit to the REC, for review and approval, the Development Plan and any proposed amendments. Notwithstanding this, if at any time, Daiichi Sankyo becomes aware that there is likely to be a material change to the Development Plan, Daiichi Sankyo must immediately notify the REC of such material change.

4.2. Development Expenses. All direct and indirect costs and expenses associated with Development of the Product will be borne by Daiichi Sankyo.

4.3. Information Quality. Daiichi Sankyo shall ensure the integrity, quality and security of all Information; any technical, regulatory and clinical data, generated under the Development Plan and Marketing Plan, including any laboratory notes, technical data or specifications, test results, and any other relevant information or materials arising from the conduct of the Development Plan and Marketing Plan.

4.4. Clinical Trial Management. Daiichi Sankyo shall prepare suitable applications for approval or consent to commencement of clinical trials and management of trials, and handle reporting, analysis and all other aspects of the trial being conducted by it or on its behalf. Daiichi Sankyo shall undertake all Clinical Development activities in accordance with all Laws, regulations and generally accepted standards or guidelines applicable to clinical trials of new drugs.

4.5. Development Delay. If Daiichi Sankyo becomes aware that there is likely to be a delay in the First Commercial Date, Daiichi Sankyo must immediately notify Biota of such delay.

4.6. API Manufacturing Development Costs. All direct and indirect costs and/or third party charges associated with any raw material acquisition, process development and scale-up

required to provide API of suitable quantity and quality for the agreed Clinical Development shall be borne by Daiichi Sankyo or its designee.

4.7. Regulatory, Pricing and Reimbursement Matters.

4.7.1. Daiichi Sankyo shall be responsible at its sole expense for filing, prosecuting, and obtaining Marketing Approvals and Pricing and Reimbursement Approvals in Japan. Subject to the provisions of this Agreement, Biota will use Commercially Reasonable Efforts and reasonable scientific judgment to assist in preparing documents for obtaining Marketing Approvals from Regulatory Authorities and Pricing and Reimbursement Approvals from Pricing and Reimbursement Bodies in Japan. Biota will, if required by a Regulatory Authority or a Pricing and Reimbursement Body, provide certain information concerning the Manufacture of CS-8958 and/or Product directly to such Regulatory Authority or Pricing and Reimbursement Body to facilitate Daiichi Sankyo's application. If a Regulatory Authority requests that Daiichi Sankyo conduct additional developmental activities to obtain Marketing Approval, Daiichi Sankyo shall, after consultation with Biota, conduct such additional developmental activities at its own expense. Daiichi Sankyo shall keep Biota reasonably informed as to the regulatory status of Marketing Approval and Pricing and Reimbursement Approvals. In addition, Daiichi Sankyo may, at its own expense and after consultation with Biota, conduct developmental activities for promotional and marketing purposes after obtaining Marketing Approval. Daiichi Sankyo shall inform Biota of the First Commercial Date within seven (7) days thereof. Daiichi Sankyo shall promptly inform Biota with respect to any regulatory action taken or notification regarding the Products either during the approval process or marketing of the Products in Japan.

4.7.2. Regulatory Communications. Each Party agrees to provide the others with all reasonable assistance and take all actions reasonably requested by the others that are necessary or desirable to enable the others to comply with any Laws applicable to the Product, including, without limitation, to meet reporting and other obligations to:

(i) maintain and update the Marketing Approval and any filings under Section 4.7.1;

(ii) submit adverse event reports to the appropriate Regulatory Authorities as required to fulfill obligations under Laws; and

(iii) submit or file promotional materials with Regulatory Authorities, as appropriate.

4.7.3. Without limiting the foregoing, Daiichi Sankyo must immediately provide to Biota any serious or unexpected adverse event report submitted to a Regulatory Authority in respect of CS-8958 or a Product.

5. Commercialization

5.1. Annual Sales Forecast. Daiichi Sankyo must submit to the REC, within three (3) months of the Pricing and Reimbursement Approval for the first calendar year and by no later than 30 September of every year thereafter, the Marketing Plan for review and approval. The Marketing Plan shall state the annual sales forecast, in Yen (¥) and number of units, for the fiscal year ending March including the First Commercial Date. The Marketing Plan must include a detailed description of the activities proposed to be undertaken by Daiichi Sankyo in respect of obtaining Pricing and Reimbursement Approvals and manufacturing, marketing, promoting, distributing and selling Products in Japan, including sales and marketing budgets, sale force numbers and timetables. All steps necessary to achieve Commercialization will be described in the Marketing Plan as milestones and a target date for achievement of the milestone will be included in the Marketing Plan.

5.2. Trademarks. Notwithstanding Section 7.4.1 of the CLA, Daiichi Sankyo may evaluate, select, apply, register, own and maintain any trademark for the Products in Japan at its expense, provided such trademarks conform to the global trademark strategy, to the extent possible, as determined by the Global Development and Commercialization Committee, if established at that time.

6. Payments; Records and Reports

6.1. Royalty Reports.

6.1.1. Frequency of Royalty Reports. Within sixty (60) days of the end of each calendar quarter after the First Commercial Date, Daiichi Sankyo shall deliver to Biota a royalty report containing information concerning the immediately preceding calendar quarter. Each royalty report delivered by Daiichi Sankyo to Biota shall contain at least the following information, denominated in local currency and Australian dollars as calculated using the average of the prevailing buy and sell rates at the end of the calendar quarter for which such payment accrues as published by the Westpac Banking Corporation:

- (i) Net Sales for the applicable calendar quarter in Japan;
- (ii) Amount of royalty earned for the period;
- (iii) Amount of withholding taxes, if any, required by Laws to be deducted in respect of such royalties; *provided, however, that* Daiichi Sankyo will take reasonable action to minimize any such withholding tax.

6.1.2. Daiichi Sankyo agrees to furnish reports in English, in the form of a worksheet, showing, among other things:

(i) Gross sales (including sales of the Product not sold under the Pricing and Reimbursement Approval);

(ii) All permitted deductions (as set out in the definition of Net Sales) itemized separately;

(iii) Credits relating to Products sold in the preceding calendar quarter but returned in the calendar quarter being reported;

(iv) Net Sales of each Product sold;

(v) Number of units and gross sales of the Product shipped not for reimbursement under the Pricing and Reimbursement Approvals detailed by subcategories for (a) government stockpiles, (b) corporate stockpiles, (c) other private sales, and (d) donations;

(vi) Royalties that have accrued; and

(vii) The amount of withholding taxes on the royalty payments.

6.1.3. Daiichi Sankyo shall keep proper books of account with reference to its sales of any Product under this Agreement. When requested by Biota, such books of account shall be made available at reasonable times for audit by Biota or their agents (including the right to inspect, copy, and make abstracts therefrom), solely for the purpose of verifying the royalties due or paid, or for determining compliance with other provisions of this Agreement. Any expense incurred by Biota conducting such audit shall be borne by Biota unless discrepancies attributable to Daiichi Sankyo exceeding the cost of the audit are found, in which case the costs of the audit shall be reimbursed by Daiichi Sankyo.

6.2. <u>Method of Payment</u>.

6.2.1. All payments under this Agreement shall be made payable in Australian dollars and shall be by appropriate electronic funds transfer in immediately available funds to such bank account as the payee shall designate and on a date no later than when royalty reports are due under Section 6.1.1 above. Each payment shall reference this Agreement and identify the obligation under this Agreement that the payment is to satisfy. Any and all expenses for such payment incurred by the payee shall be borne by the payee.

6.2.2. Any payments due under this Agreement that are not paid on or before the date such payments are due shall bear interest, at the lower of one percentage point above the Prime Rate of interest as reported in the New York edition of the Wall Street Journal on the date the payment is due or the maximum allowed by law, compounded monthly until such payment is made.

6.2.3. Any taxes or similar charges levied or assessed in a territory on the payee on the royalty payments shall be borne by payor. However, payor has the right to deduct from the royalty

payments such income taxes or charges paid thereon for which payee is entitled to receive a credit under income tax laws in effect as of the time payment is made. In these cases, payor will promptly provide payee with an original receipt for such tax payments (or a certified copy, if the original is not available). Payor's failure to provide payee with such documentation as payee determines is acceptable for tax purposes shall preclude payor from deducting such taxes or charges from the gross royalty otherwise due.

6.2.4. Payee may require such other account statements or reports from payor as may be reasonable.

6.3. Payments due to HIL.

6.3.1. Where sales of Products or the achievement of other objectives set out in this Agreement result in BHL and Daiichi Sankyo having obligations to make payments to HIL under the Hovione License Agreement, Daiichi Sankyo shall notify BHL of those payment obligations, and provided BHL agrees with the payments, Daiichi Sankyo shall pay the amounts due to HIL and deduct BHL's share of such amounts from payments due to Biota under this Agreement.

7. **Representations, Warranties, and Covenants**

7.1. Mutual Representations, Warranties, and Covenants. Each of Biota and Daiichi Sankyo each hereby represents, warrants, covenants, acknowledges and agrees that the other is relying, and is entitled to rely, on the following representations, warranties, and covenants:

(a) Each Party has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of such Party. Each Party has taken all other action required to be taken by such Party under the Laws, its certificate of incorporation, by-laws or any agreement to which it is a party with respect to the execution, delivery and performance of this Agreement. Assuming due authorization, execution and delivery on the part of a Party, this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as the enforceability thereof may be limited by applicable Laws or by bankruptcy, insolvency, reorganization or other similar Laws of general application relating to creditors' rights; and

(b) To the best of its knowledge as of the Effective Date, the execution and delivery of this Agreement by a Party and the performance by such Party contemplated

hereunder shall not violate any Laws or any order of a court or a Regulatory Authority; and

(c) To the best of its knowledge as of the Effective Date, neither the execution and delivery of this Agreement nor the performance hereof by a Party requires such Party to obtain any permits, authorizations or consents from any governmental authority other than a Regulatory Authority or from any other person; and

(d) During the Term, each Party shall fulfill its obligations under this Agreement, in accordance with the terms of this Agreement and all applicable Laws; and

(e) During the Term, each Party shall retain and maintain compliance with all necessary government authorizations and permits necessary to Manufacture and supply the Product and to otherwise perform each Party's obligations under this Agreement; and

(f) All of a Party's employees, officers and consultants participating in the performance of this Agreement are, to the extent permitted under applicable Laws, under obligations (i) to assign to such Party all Inventions made during the course of and as a result of their association with such Party, and (ii) to maintain as confidential the Confidential Information received from or on behalf of the other Party; and

(g) Each Party shall not knowingly employ any employee in performing the services hereunder who has been debarred or disqualified by a Regulatory Authority or any governmental agency.

7.2. Biota' Representations, Warranties, and Covenants. Biota hereby represents, warrants, covenants acknowledges and agrees that Daiichi Sankyo is entitled to rely, on the following representations, warranties, and covenants:

(a) The execution, delivery and performance of this Agreement by each of Biota shall not result in the breach of or give rise to any termination of any agreement or contract relating to the Product to which each of Biota is a party.

7.3. No Other Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT. THE RIGHTS GRANTED HEREUNDER ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. BIOTA MAKES NO REPRESENTATION OR WARRANTY THAT DAIICHI SANKYO'S ACTIVITIES UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY. BIOTA WILL NOT BE LIABLE FOR SUCH INFRINGEMENT, OR AN

ALLEGATION THEREOF, NOR SHALL THE SAME BE AN EXCUSE FOR NON-PERFORMANCE OF DAIICHI SANKYO'S OBLIGATIONS HEREUNDER. BIOTA ASSUMES NO RESPONSIBILITIES OR LIABILITIES TOWARDS DAIICHI SANKYO OR THIRD PARTIES WITH RESPECT TO THE RESEARCH, DEVELOPMENT, MANUFACTURE, USE, SALE OR DISPOSITION OF THE PRODUCT IN THE FIELD. THE ENTIRE RISK AS TO THE PRODUCT IN THE FIELD IS ASSUMED BY DAIICHI SANKYO.

7.4. Limitation of Liability. SUBJECT TO SECTION 10, NO PARTY SHALL BE ENTITLED TO RECOVER FROM ANOTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, UNLESS SUCH DAMAGES ARE INFLICTED AS A RESULT OF THE NEGLIGENCE OR WRONGDOING OF THE OTHER PARTY.

7.5. Survival of Limitation of Liability. Sections 7.3 and 7.4 shall survive any termination or expiration of this Agreement.

8. Term and Termination

8.1. Term.

8.1.1. This Agreement will commence on the Effective Date and, unless earlier terminated as provided for hereunder, continue for the Term. While this Agreement remains in force, Daiichi Sankyo shall continue to have the right to use the Information owned by Biota.

8.2. Earlier termination.

8.2.1. The Parties agree that provided the dispute resolution procedure under Section 12 is exhausted either Biota or Daiichi Sankyo may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement prior to the end of the term, by giving the other sixty (60) days written notice ("Notice Period") upon occurrence of any of the following events:

8.2.1.1. "Material breach" defined as the default of any material obligation hereunder by either Biota or Daiichi Sankyo, which has not been remedied within sixty (60) days after one Party sends written notice detailing the substance of the default to the defaulting Party, or

8.2.1.2. "Insolvency" meaning the insolvency, bankruptcy, dissolution or liquidation of the other Party, where such Party is subject to the filing or consents to the filing of a petition under any bankruptcy or insolvency law or has any such petition filed against it which has not been

dismissed within ninety (90) days of such filing, appointment of a trustee, administrator, or receiver for all or substantially all of the assets of such Party, or assignment of the assets of such Party for the benefit of creditors, or attachment or expropriation of the business or assets of such Party.

8.3. The right of a Party to terminate this Agreement as provided in Section 8.2 shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

8.4. Rights on termination.

8.4.1. Except as specifically provided in this Agreement, none of the Parties shall be liable to the others based on, or as a result of, the termination of this Agreement as provided herein, whether in loss of good will, anticipated profits or otherwise. This Section 8.4.1 shall survive the termination for any reason of this Agreement.

9. Confidentiality

9.1. During the term of this Agreement and for a period of seven (7) years thereafter, each Party (a) shall hold the Information and any marketing and other confidential information, whether in written, oral, visual, or machine readable form disclosed by either Party to the other under this Agreement (the "Confidential Information") in confidence with the same degree of care it maintains the confidentiality of its own Confidential Information, (b) shall not disclose such Confidential Information without the prior written consent of the disclosing Party, and (c) shall not use such Confidential Information other than for exercising its rights and/or performance of its obligation under this Agreement except for any information which is evidenced that:

- (i) was in the receiving Party's possession at the time of disclosure,
- (ii) was publicly known at the time of such disclosure,
- (iii) becomes publicly known through no default of the receiving Party,
- (iv) was obtained legally by the receiving Party from a duly authorized third party, or
- (v) was independently discovered without the aid or application of the information received.

9.2. Each Party may disclose the Confidential Information available only to those of its employees, contractors, and agents who have a need to know such Confidential Information to implement the terms of this Agreement. The Parties agree to take reasonable precautions to preserve the confidential, proprietary or secret status of the Confidential Information and shall require that each of their respective employees, contractors, and agents understand and agree in writing to treat and to hold such Confidential Information in confidence consistent with the

provisions herein.

9.3. Within thirty (30) days of the date of termination of this Agreement for any reason, each Party shall provide each other Party with written notice specifying that through reasonable care and to the best of its knowledge: (a) all Confidential Information embodied in whole or in part in documents, materials, things, and copies thereof have been destroyed or returned to the relevant Party, and (b) the originals and all copies of any machine-readable documentation containing any portion of the Confidential Information have been destroyed or returned to the relevant Party.

9.4. The Parties shall be entitled to issue a press release relating to this Agreement or activities conducted hereunder, as approved by the Parties. A Party may issue any subsequent press releases or other written public disclosures relating to this Agreement or activities conducted hereunder (each a '**Proposed Disclosure**') upon prior written approval of the other Parties, such approval not to be unreasonably withheld; provided, however, that each Party will use Commercially Reasonably Efforts to submit to the other Parties a draft of such Proposed Disclosure for review and comment by the other Parties at least five (5) full business days prior to the date on which such Party would like to release such Proposed Disclosure. Biota will make good faith efforts to adhere to the five (5) day notice period, but Daiichi Sankyo acknowledges that there may be situations where under Australian laws or stock market listing rules Biota are required to immediately issue a disclosure concerning this Agreement or activities hereunder. In all situations, Biota will promptly inform Daiichi Sankyo of any required disclosure. No approval of the other Parties shall be required if a subsequent press release solely discloses information that has previously been approved. None of the Parties shall use the name, trademark, trade name or logo of the other Parties or their employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Parties.

10. Liability and Indemnity

10.1. Biota shall indemnify, defend and hold harmless Daiichi Sankyo, its employees, agents, officers, directors, permitted licensees, successors and permitted assigns (collectively, the "Daiichi Sankyo Indemnified Parties"), from and against any and all costs, liabilities, judgments, obligations, losses, expenses and damages (including reasonable attorneys' fees and expenses) of whatsoever kind or nature (collectively, "Losses") incurred by or imposed upon any Daiichi Sankyo Indemnified Party as a result of any claims, actions, suits or proceedings (collectively, "Claims") arising out of or related to, in any way, the Development, Manufacture, marketing, promotion, importation, sale or other use (collectively, "Use") of the

Product in Japan by Biota pursuant to this Agreement, regardless of whether such Claims or Losses are based upon theories of contract, tort, product liability, strict liability, infringement of any patent, trademark, trade name, logo, service mark, trade dress, trade secret, or any other legal or equitable theory; provided, however, that Daiichi Sankyo shall indemnify Biota for Losses proven to have been caused solely from an act or omission by Daiichi Sankyo.

10.2. Daiichi Sankyo shall indemnify, defend and hold harmless Biota, and each of their employees, agents, officers, directors, permitted licensees, successors and permitted assigns (collectively, the "Biota Indemnified Parties"), from and against any and all costs, liabilities, judgments, obligations, losses, expenses and damages (including reasonable attorneys' fees and expenses) of whatsoever kind or nature (collectively, "Losses") incurred by or imposed upon any Biota Indemnified Party as a result of any claims, actions, suits or proceedings (collectively, "Claims") arising out of or related to, in any way, the Development, Manufacture, marketing, promotion, importation, sale or other use (collectively, "Use") of the Product in Japan by Daiichi Sankyo pursuant to this Agreement, regardless of whether such Claims or Losses are based upon theories of contract, tort, product liability, strict liability, infringement of any patent, trademark, trade name, logo, service mark, trade dress, trade secret, or any other legal or equitable theory; provided, however, that the Biota shall indemnify Daiichi Sankyo for Losses proven to have been caused solely from an act or omission by Biota.

10.3. Each Party shall give prompt written notice to the other of any Claim asserted against such Party (in such capacity, the "Notifying Party") arising from or relating to the Product, regardless of whether the Notifying Party is entitled to seek indemnification from the other Party pursuant to either Section 10.1 or 10.2. The Parties shall, subject to the execution of an appropriate non-disclosure agreement, reasonably consult with, and share information with, each other regarding such Claim and shall reasonably cooperate and assist each other in the event that the Notifying Party wishes to pursue any claim against any third party in connection therewith, in each case at the sole cost and expense of the Notifying Party. Each sublicense agreement entered into by a Party relating to any Product in accordance herewith shall contain a provision substantially similar to that set forth in this Section 10.3.

10.4. SUBJECT TO SECTION 13, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, UNLESS SUCH DAMAGES ARE INFLICTED AS A RESULT OF THE NEGLIGENCE OR WRONGDOING OF THE OTHER PARTY.

11. Amendment

11.1. All amendments to this Agreement must be in writing and signed by authorized representatives of both Parties.

12. Dispute Resolution

12.1. Disputes. If the Parties are unable to resolve any dispute or other matter arising out of or in connection with this Agreement, a Party may, by written notice to the other Parties (except as otherwise expressly provided herein), have such dispute referred to a panel consisting of the Head of Licensing of Daiichi Sankyo and the Chief Executive Officer of BHL or their senior delegates. Such persons shall be designated with plenary authority for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. In such event, Biota and Daiichi Sankyo shall cause its member of that panel to meet (face-to-face or by teleconference) and be available to attempt to resolve such issue. If the Parties should resolve such dispute or claim, a memorandum setting forth their agreement and referencing this Section 12.1 will be prepared and signed by the Parties if requested by a Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the dispute.

12.2. Arbitration. If the Parties do not fully settle a dispute or other matter by the processes referred to in Section 12.1 and a Party wishes to further pursue the matter, each such dispute, controversy or claim shall be finally resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association by three (3) independent arbitrators in accordance with its Commercial Arbitration Rules. The arbitrators shall have substantial experience in commercial disputes in the pharmaceutical industry. Each of Biota and Daiichi Sankyo shall name one (1) arbitrator within thirty (30) days after the final closure of the process described in Section 12.1. The arbitration panel shall be headed by a partner practicing in an international law firm and who shall be selected by the two (2) chosen arbitrators. If the head of the arbitration panel is not nominated within thirty (30) days of the date of nomination of the later of the two (2) party-nominated arbitrators, he shall be selected according to the Commercial Arbitration Rules. Place of such arbitration shall be New York City, the State of New York, United States of America and the language (including of all testimony, evidence and written documentation) shall be English. In such arbitration the governing law to be applied is as described in Section 13.1. The Parties acknowledge that they desire for any arbitration to be conducted in an efficient, speedy and economical manner. In order to effectuate this desire, the arbitrators shall establish procedures to facilitate such goals and complete such arbitration as soon and efficiently as practicable. Unless the arbitrators otherwise expressly determine

otherwise, none of the Parties shall be required to give general discovery of documents, but may be required only to produce specific, identified documents which are relevant to the dispute. Further unless the arbitrators otherwise designate, each of Biota and Daiichi Sankyo shall bear fifty percent (50%) of the costs of any arbitration under this Section 12.2 and the arbitrators and all of its own costs (including attorney and expert fess) incurred with respect thereto.

12.3. Final Award. The award for arbitration under Section 12.2 shall be final and binding and may be enforced in any court of competent jurisdiction against any of the Parties. Notwithstanding the foregoing, the Parties shall each be entitled prior to or during any dispute resolution process under this Section 12 to seek and obtain injunctive or other equitable relief in any court of competent jurisdiction to preserve the status quo pending arbitration or to prevent the breach of this Agreement.

12.4. No Termination During Arbitration. The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments were not due.

12.5. Confidentiality. The Parties and the arbitrators, as applicable, shall maintain the fact of any dispute resolution proceeding and any settlement or award made to a Party under this Section 12 in strict confidence.

13. Governing Law

13.1. Any claim, dispute or controversy of whatever nature arising out of or relating to this Agreement, including without limitation, any action based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement shall be construed in accordance with the laws of New York without regard to any conflict of law principles.

14. Force Majeure

14.1. No Party shall be liable for any failure or delay in performance of this Agreement occasioned in whole or in part by acts of God, strike, lock-out, fire, earthquake, epidemic, inability to obtain materials or shipping space, breakdown, delay of carrier or regulation of any

government or any other cause beyond its control, provided that said Party has exercised due and reasonable care and its best efforts to avoid any of the above-mentioned events.

15. Notices

15.1. Any notice or report pursuant to this Agreement shall be deemed duly given if delivered personally, sent by airmail, international recognized courier service, electronic mail (provided such electronic mail is followed by facsimile confirmation in accordance with this Section 15.1) or facsimile addressed to the other Party at the addressee facsimile number set forth below, or to such other address or facsimile number as shall have theretofore been furnished by one Party to the other in accordance with this Section, and shall be deemed to have been given when sent.

If to BSM:

Attention: Mr Peter Cook
Chief Executive Officer
Biota Scientific Management Pty Ltd
10/585 Blackburn Road
Notting Hill, 3168
Victoria, Australia
Fax: +61 3 9915 3702
Telephone: +61 9915 3720
e-mail: p.cook@biota.com.au

Copy to be sent to:

Attention: Mr Damian Lismore
Company Secretary
Biota Scientific Management Pty Ltd
10/585 Blackburn Road
Notting Hill, 3168
Victoria, Australia
Fax: +61 3 9915 3702
Telephone: +61 3 9915 3721
e-mail: d.lismore@biota.com.au

If to BHL:	Attention: Mr Peter Cook Chief Executive Officer Biota Scientific Management Pty Ltd 10/585 Blackburn Road Notting Hill, 3168 Victoria, Australia Fax: +61 3 9915 3702 Telephone: +61 9915 3720 e-mail: p.cook@biota.com.au Copy to be sent to: Attention: Mr Damian Lismore Company Secretary Biota Scientific Management Pty Ltd 10/585 Blackburn Road Notting Hill, 3168 Victoria, Australia Fax: +61 3 9915 3702 Telephone: +61 3 9915 3721 e-mail: d.lismore@biota.com.au
If to Daiichi Sankyo:	Daiichi Sankyo Company, Limited 3-5-1 Nihonbashi-Honcho, Chuo-ku, Tokyo 103-8426, Japan Attention: Vice President, Licensing Fax: +81-3-6225-1903 Telephone: +81-3-6225-1007 e-mail:ishida.noriaki.xe@daiichisank yo.co.jp

16. Assignment of Rights and Obligations

16.1. A Party may assign all or any part of this Agreement to any Affiliate. In all other respects, no Party shall voluntarily or by operation of law assign, hypothecate, give, transfer, mortgage, sublet, license, or otherwise transfer or encumber all or part of its rights, duties, or other interests in this Agreement or the proceeds thereof (collectively, "Assignment") in whole or in part to any third party without prior written consent of the other, provided, however that either Party may assign this Agreement in the event of an acquisition of such Party by a third party. Any attempt to make an Assignment in violation of this provision shall be a material default under this Agreement and any Assignment in violation of this provision shall be null and void.

17. Entire Agreement

17.1. This Agreement, together with the Appendices attached hereto, set forth the entire

agreement and understanding between the Parties as to the subject matter hereof, and supercedes all agreements and understandings between the Parties as to the subject matter, whether oral or in writing.

18. No Implied Waiver

18.1. No failure or delay on the part of a Party to exercise any right under this Agreement or provided for by Laws shall impair, prejudice or constitute a waiver of such right.

19. Severability

19.1. If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms, provisions or conditions of this Agreement or parts thereof, or the application hereof to any circumstances, to be illegal, invalid or unenforceable in a final non-appealable order, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

20. No License

20.1. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right in any Party to any other Party in respect of any product, patent, trademark, confidential information, trade secret or other data or any other intellectual property of the other Party except as expressly set forth herein.

21. Headings

21.1. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are neither intended to limit or expand on the meaning of the language contained in the particular article or section nor to be used in construing or interpreting any of the provisions of this Agreement.

22. Appendices

22.1. All Appendices to this Agreement are by this reference incorporated herein and made a part of this Agreement.

23. Counterparts

23.1. This Agreement may be executed in three or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and effective as of the Effective Date.

BIOTA SCIENTIFIC MANAGEMENT PTY. LTD.

By P.J. Cook
Name: Peter Cook
Title: Chief Executive Officer
Date 30 March 2009

DAIICHI SANKYO CO., LTD.

By Noriaki Ishida
Name: Noriaki Ishida
Title: Vice President, Licensing
Date 3/27/09

BIOTA HOLDINGS LTD.

By P.J. Cook
Name: Peter Cook
Title: Chief Executive Officer
Date 30 March 2009.

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